Exhibit 10.2

Non-Employee Director Compensation Policy

Compensation for our non-employee directors consists of cash and equity awards. The Compensation Committee periodically reviews the compensation paid to non-employee directors for their service on the Board and its committees and recommends any changes considered appropriate to the full Board for its approval. In February 2019, the Compensation Committee reviewed and recommended, and the Board approved, that this policy be changed so that the composition of equity awards under the policy be changed to include a mix of stock options and restricted stock awards, or RSUs, as described under “—Equity Compensation Arrangements” below. There was no change made to the cash compensation arrangements.

Cash Compensation Arrangements

Each member of our Board, who is not our employee, receives an annual retainer of $40,000. In addition, our non-employee directors receive the following cash compensation for Board services, as applicable:

•	the Board Chair receives an additional annual retainer of $20,000;

•	the Audit Committee Chair receives an additional annual retainer of $15,000;

•	the Compensation Committee Chair receives an additional annual retainer of $7,500;

•	the Nominating and Corporate Governance Committee Chair receives an additional annual retainer of $6,000;

•	an Audit Committee member receives an additional annual retainer of $7,500;

•	a Compensation Committee member receives an additional annual retainer of $3,750; and

•	a Nominating and Corporate Governance Committee member receives an additional retainer of $3,000.

All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.

Equity Compensation Arrangements

Beginning in 2019, our non-employee director compensation policy provides for automatic grants of a mix of stock options and RSUs. The equity grant value will be split approximately equally between stock options and RSUs, and the number of RSUs will be equal to 50% of the number of stock options. Accordingly, upon election or appointment to our Board, a new non-employee director will receive an initial grant of a stock option to purchase 7,500 shares of our common stock, which will vest as to 1/36th of the shares subject to the option on an equal monthly basis over a three-year period, and 3,750 RSUs with vesting over three years with annual cliff vesting for each of the three years. Each non-employee director who is then serving as a director or who is elected to our Board on the date of such annual meeting will now receive a grant of a stock option to purchase 7,500 shares of our common stock, which will vest as to 1/24th of the shares subject to the option on an equal monthly basis over a two-year period, and 3,750 RSUs with vesting over two years with annual cliff vesting for each of the two years.

Each of the stock options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant. All stock options and RSUs awarded to our non-employee directors are entitled to full vesting acceleration as of immediately prior to the effective date of certain change of control transactions involving us, such as our liquidation or a dissolution of or an event that results in a material change in the ownership of our Company.